EQUAL ENERGY ANNOUNCES ITS RESULTS FOR THE FOURTH QUARTER AND
YEAR ENDED DECEMBER 31, 2012

Calgary, Alberta – (CNW – March 14, 2013) Equal Energy Ltd. (“Equal”,“the Company”, “we” or “our”) (NYSE: EQU) (TSX: EQU), an exploration and production oil and gas company is pleased to announce its financial and operating results for the three months and year ended December 31, 2012.  All dollar amounts are in Canadian dollars unless otherwise indicated and volumes are net of royalties.

Don Klapko, President and Chief Executive Officer commented, “This past year was one of major transition for Equal Energy Ltd.  We took many important and proactive steps to improve the company’s financial position and provide clarity and focus for its future operations.  Our balance sheet is in excellent condition, providing financial flexibility to execute our plans.  We also have responded to our shareholders who sought immediate return from our efforts and we’ve implemented a US$0.20 annual dividend, paid quarterly beginning January 1, 2013.

Asset sales, including those concluded as part of Equal’s strategic review process launched in May 2012, totaled $160 million.  Overall the sales were completed at values in excess of our trading multiples at the time and were collectively accretive to the value of Equal.  The asset sales totaled approximately 5.1 million boe of proved reserves on a net revenue interest basis and 6.8 million proved plus probable reserves.  Equal received $31.40 per boe proved and $23.50 per boe on a proved plus probable basis for these sales.  The proceeds of the sales were used primarily for debt reduction.  Net debt, including working capital was reduced from $176 million at December 31, 2011 to $18 million at December 31, 2012.  Based on our 2013 budgeted cash flow of $33 million, Equal’s net debt to cash flow ratio has been reduced from over 5.3 times to 0.5 times.

The culmination of the strategic review process also resulted in the complete exit of Equal from its Canadian operations.  We are in the process of relocating our head office and transitioning management to Oklahoma City.  The combined interest and general and administrative cost savings total over $7 million as a result of the debt reduction and focus of our operations in Oklahoma.

As a result of the changes made in 2012, Equal has become a US Domestic Issuer and this year’s financial reports reflect the company’s operations, financial results and reserves under U.S. SEC disclosure rules.

Strong Operating Results
•
Production averaged 7,186 boe/d during 2012, up 30% compared to 2011, primarily due to the acquisition of Hunton assets in June 2011 offset partially by the sale of Northern Oklahoma assets in September 2012.

•
Funds from operations were down only 12% as the company offset commodity prices that were 29% weaker on a boe basis compared to 2011 with higher production and savings in operating costs, general and administrative costs and interest expense.

Successful Drilling Programs in 2012
•
Equal drilled 3 (2.7 net) Twin Cities Central Dolomite Hunton liquids rich natural gas wells.  These wells were brought on stream in the first half of 2012 and are performing well above our historical average and budget type curve for Twin Cities Central Dolomite Hunton wells.

•	Significant effort has been put into geological mapping and targeting of the drilling horizon for our Hunton wells, resulting in our most recent wells being some of our best to date.

•	Six wells were drilled in Northern Oklahoma early in 2012 and subsequently sold with the Northern Oklahoma sale in late September.

•	Two successful Cardium horizontal oil wells were drilled during 2012 and were subsequently sold as part of the strategic review outcome.

Looking Forward
Management and the board of directors continue to take action to transition Equal’s mind and management to reflect its focus in Oklahoma.  Scott Smalling has joined the company as its new Vice President and Chief Financial Officer resident in Oklahoma City.  Additional management positions are expected to be filled in Oklahoma in the coming months.

Three current directors will not be standing for re-election and the director slate for the May Annual Shareholder Meeting will be announced shortly.  The Governance and Nominating Committee of the board of directors is working to re-constitute the board and to bring in expertise and background relevant to the U.S. mid-continent oil and gas business.

We have established a 5 year inventory for one rig drilling continuously and our geological team is working to add future drilling locations.   Plans for 2013 include the drilling of up to 10 horizontal liquids rich natural gas wells in the Twin Cities Central Dolomite area.  Two have been drilled with one on production at this time.  Our priorities are to protect the balance sheet and to maintain our dividend distribution.  Capital spending compared to cash flow will be monitored on an ongoing basis to ensure both objectives are met.

I’d like to thank the Equal employees for their hard work and dedication during 2012.  It was a year of transition and uncertainty which is always challenging.  We’ve had to depart with many of our Canadian staff and friends which was difficult.  We thank these people for their integrity and professionalism during the transition.  I’d also like to thank the board of directors for their hard work and guidance.  In particular, I’d like to thank our shareholders for their support as we changed the face of Equal in 2012.  We believe the actions we’ve taken sets Equal up for success and the company has an exciting future.

The following table is a summary of selected financial and operational information for the three months and year ended December 31, 2012 with comparative 2011 figures.

	Three months ended December 31			Year ended December 31
Financial and Operations Summary (in thousands except for volumes, percentages and per share and boe amounts)	2012	2011	Change	2012	2011	Change
FINANCIAL
NGL, natural gas and oil revenues including realized hedging	16,104	21,696	(26%)	67,541	72,887	(7%)
Funds from operations	7,770	10,787	(28%)	30,048	34,113	(12%)
Net income/(loss) from continuing operations	(5,153)	92	(5701%)	31,111	2	>1000%
Per share – basic ($)	(0.15)	0.00	100%	0.89	0.00	>1000%
Per share – diluted ($)	(0.15)	0.00	100%	0.82	0.00	>1000%
Net income/(loss) from discontinued operations	28,057	(1,192)	(2454%)	30,716	5,371	472%
Per share – basic ($)	0.80	(0.03)	(2767%)	0.87	0.17	412%
Per share – diluted ($)	0.68	(0.03)	(2367%)	0.76	0.16	375%
Net income/(loss)	22,904	(1,100)	(2182%)	61,827	5,373	1051%
Per share – basic ($)	0.65	(0.03)	(2267%)	1.76	0.17	935%
Per share – diluted ($)	0.57	(0.03)	(2000%)	1.58	0.16	888%
Total assets	226,222	325,252		226,222	323,094
Working capital (deficit) including long-term debt	26,602	(131,462)		26,602	(131,462)
Convertible debentures	45,000	45,000		45,000	45,000
Shareholders’ equity	161,277	99,880		161,277	99,880
SHARES OUTSTANDING
Shares outstanding – basic (000s)	35,152	34,757		35,062	32,040
Shares outstanding – diluted (000s)	41,363	35,717		41,125	32,768
Shares outstanding at period end (000s)	35,227	34,779		35,227	34,779
OPERATIONS
Average daily production
NGL (bbls per day)	3,160	2,842	11%	3,237	2,401	35%
Gas (mcf per day)	19,097	22,370	(15%)	22,664	17,461	30%
Oil (bbls per day)	167	214	(22%)	172	212	(19%)
Total (boe per day)	6,510	6,784	(4%)	7,186	5,523	30%
Average sales price
NGL ($ per bbl)	31.51	44.33	(29%)	31.41	47.46	(34%)
Gas ($ per mcf)	3.11	4.08	(24%)	2.95	3.83	(23%)
Oil ($ per bbl)	85.03	86.58	(2%)	92.63	89.22	4%
Cash flow netback ($ per boe)
Revenue	26.88	34.76	(23%)	25.68	36.16	(29%)
Production expenses	6.18	8.52	(27%)	7.78	8.39	(7%)
Production taxes	1.47	1.68	(13%)	1.43	1.64	(13%)
Operating netback	17.68	24.56	(28%)	16.47	26.13	(37%)
General and administrative	4.60	3.31	39%	2.88	4.20	(31%)
Interest expense	1.79	3.90	(54%)	2.25	4.88	(54%)
Other cash costs	(0.13)	0.07	(286%)	(0.08)	0.13	(162%)
Cash flow netback	12.97	17.28	(25%)	11.42	16.92	(33%)

Equal Energy Ltd.
Consolidated Balance Sheets
(in thousands of Canadian dollars) (unaudited)	December 31, 2012	December 31, 2011
Assets
Current assets
Cash and cash equivalents	22,969	5,553
Accounts receivable	15,524	19,742
Prepaid expenses, deposits and other	926	552
Commodity contracts	1,446	4,813
Assets of discontinued operations	2,168	5,750
Total current assets	43,033	36,410

Oil and natural gas properties, full cost method of accounting:
Proved	145,442	173,417
Unproved	2,080	4,627
Total oil and natural gas properties	147,522	178,044
Other capital assets	485	917
Total property, plant and equipment	148,007	178,961

Other assets	1,422	1,859
Commodity contracts	159	-
Deferred income tax asset	33,601	41,293
Assets of discontinued operations	-	64,571
Total assets	226,222	323,094

Liabilities
Current liabilities
Accounts payable and accrued liabilities	8,600	14,673
Liabilities of discontinued operations	5,840	10,887
Total current liabilities	14,440	25,560

Long-term debt	-	138,820
Convertible debentures	45,000	45,000
Asset retirement obligation	4,722	5,270
Liabilities of discontinued operations	783	8,564
Total liabilities	64,945	223,214

Shareholders’ equity
Common shares (35,226,526 and 34,779,435 shares issued and outstanding)	225,249	223,437
Contributed surplus	9,298	6,439
Accumulated other comprehensive loss	(26,218)	(21,117)
Deficit	(47,052)	(108,879)
Total shareholders’ equity	161,277	99,880
Total liabilities and shareholders’ equity	226,222	323,094

Equal Energy Ltd.
Consolidated Statements of Operations and Comprehensive Income
	Three months ended December 31				Year ended December 31
(in thousands of Canadian dollars except per share amounts) (unaudited)	2012		2011		2012	2011
Revenues NGL, natural gas and oil revenues		15,173		20,298	61,478	70,512
Realized gain on commodity contracts		931		1,398	6,063	2,375
Unrealized gain/(loss) on commodity contracts		(1,144)		(2,969)	(3,148)	5,424
Total revenues		14,960		18,727	64,393	78,311

Expenses
Production		3,699		5,319	20,457	16,908
Production taxes		883		1,050	3,754	3,312
General and administrative		2,754		2,066	7,577	8,474
Interest expense		1,073		2,432	5,912	9,840
Share-based compensation expense		1,096		707	3,568	2,501
Depletion and depreciation		5,172		5,741	22,888	14,936
Amortization of deferred charges		109		435	437	1,860
Accretion of asset retirement obligation		94		109	405	248
Gain on sale of assets		-		-	(36,036)	-
Transaction costs on asset acquisition/dispositions		268		-	708	1,767
Redemption fee on convertible debentures		-		967	-	2,975
Realized foreign exchange (gain)/loss		(75)		42	(207)	240
Unrealized foreign exchange (gain)/loss		1,132		(5,177)	(3,015)	4,416
		16,205		13,691	26,448	67,477
Income/(loss) from continuing operations before taxes		(1,245)		5,036	37,945	10,834

Taxes
Current tax expense		-		391	-	391
Deferred tax expense		3,908		4,553	6,834	10,441
		3,908		4,944	6,834	10,832
Income/(loss) from continuing operations		(5,153)		92	31,111	2

Discontinued operations:
Income/(loss) from discontinued operations		(14,549)		(1,192)	(11,890)	5,371
Gain on sales of discontinued operations, net of income tax expense of $14.2 million		42,606		-	42,606	-
Net income		22,904		(1,100)	61,827	5,373
Other comprehensive income/(loss)
Foreign currency translation adjustment		3,131		(6,437)	(5,101)	4,829
Comprehensive income/(loss)		26,035		(7,537)	56,726	10,202

Earnings per share information
Basic earnings (loss) from continuing operations per share	$	(0.15)		$0.00	$0.89	$0.00
Basic earnings (loss) from discontinued operations per share		$0.80	$	(0.03)	$0.87	$0.17
Basic earnings (loss) per share		$0.65	$	(0.03)	$1.76	$0.17
Diluted earnings (loss) from continuing operations per share	$	(0.15)		$0.00	$0.82	$0.00
Diluted earnings (loss) from discontinued operations per share		$0.68	$	(0.03)	$0.76	$0.16
Diluted earnings (loss) per share		$0.57	$	(0.03)	$1.58	$0.16

Equal Energy Ltd.
Consolidated Statements of Cash Flows
	Three months ended December 31		Year ended December 31
(in thousands of Canadian dollars) (unaudited)	2012	2011	2012	2011
Operating Activities
Net income / (loss)	22,904	(1,100)	61,827	5,373
Net income / (loss) from discontinued operations	(28,057)	1,192	(30,716)	(5,371)
Adjustments to reconcile net income to net cash provided by operating activities
Depletion and depreciation	5,172	5,741	22,888	14,936
Accretion of asset retirement obligation	94	109	405	248
Share-based compensation	1,096	707	3,568	2,501
Amortization of deferred charges	109	435	437	1,860
Unrealized commodity contracts (gain) / loss	1,144	2,969	3,148	(5,424)
Gain on sale of assets	-	-	(36,036)	-
Transactions costs on asset dispositions	268	-	708	-
Redemption fee on convertible debentures	-	967	-	2,975
Deferred tax (reduction) / expense	3,908	4,553	6,834	10,441
Cash paid on decommissioning provision	-	-	(46)	-
Unrealized foreign exchange (gain)/loss	1,132	(5,177)	(3,015)	4,416
Changes in operating assets and liabilities:
Accounts receivable	(2,216)	(878)	3,899	(6,708)
Prepaid expenses and other current assets	(706)	1,092	(386)	983
Accounts payable and accrued liabilities	1,164	(6,499)	(5,931)	2,908
Net cash provided by operating activities – continuing operations	6,012	4,111	27,584	29,138
Net cash provided by (used in) operating activities – discontinued operations	(1,439)	10,205	7,211	27,141
Net cash provided by operating activities	4,573	14,316	34,795	56,279
Investing Activities
Property, plant and equipment additions	(1,317)	(3,307)	(19,228)	(32,900)
Asset acquisition	-	-	-	(86,098)
Proceeds on sale of property, plant andequipment	-	(205)	58,673	-
Transaction costs on asset dispositions	(268)	-	(708)	-
Change in non-cash working capital	(3)	(2,543)	(1,613)	2,065
Cash provided by (used in) investing activities – continuing operations	(1,588)	(6,055)	37,124	(116,933)
Cash provided by (used in) investing activities – discontinued operations	84,083	31,304	80,646	(12,972)
Net cash provided by / (used in) investing activities	82,495	25,249	117,770	(129,905)
Financing Activities
Increase / (decrease) in long-term debt	(71,066)	1,946	(135,066)	109,047
Issue of shares, net of issuance costs	-	(43)	-	47,417
Issuance of convertible debentures, net of costs	-	-	-	42,741
Redemption of convertible debentures	-	(39,212)	-	(119,618)
Redemption fee on convertible debentures	-	(1,071)	-	(2,975)
Net cash provided by / (used in) financing activities	(71,066)	(38,380)	(135,066)	76,612
Foreign exchange on financial balances	44	(86)	(83)	62
Change in cash and cash equivalents	16,046	1,099	17,416	3,048
Cash and cash equivalents, beginning of period	6,923	4,454	5,553	2,505
Cash and cash equivalents, end of period	22,969	5,553	22,969	5,553
Supplementary Cash Flow Information
Interest paid	474	3,203	6,795	11,310
Income tax paid	-	61	67	391

Non-GAAP Financial Measures

Equal considers funds from operations a key measure for the ability of the Company to repay debt and to fund future growth through capital investment.  Funds from operations, as presented, is not intended to represent cash provided by operating activities nor should it be viewed as an alternative to cash provided by operating activities or other measures of financial performance calculated in accordance with U.S. GAAP.

Management uses cash flow netback to analyze the profitability of its operations.  Cash flow netback, as presented, is not intended to represent an alternative to net income (loss) or other measures of financial performance calculated in accordance with GAAP.

Funds from Operations and Cash Flow Netback	Three months ended December 31		Year ended December 31
(in thousands of Canadian dollars)	2012	2011	2012	2011

NGL, natural gas and oil revenues	15,173	20,298	61,478	70,512
Realized gain on commodity contracts	931	1,398	6,063	2,375
Production	3,699	5,319	20,457	16,908
Production taxes	883	1,050	3,754	3,312
General and administrative	2,754	2,066	7,577	8,474
Interest expense	1,073	2,432	5,912	9,840
Realized foreign exchange (gain)/loss	(75)	42	(207)	240
Funds From Operations	7,770	10,787	30,048	34,113
Total production volume (mboe)	599	624	2,630	2,016
Cash Flow Netback	12.97	17.28	11.42	16.92

The Company believes that using working capital including long-term debt provides a better measure than using debt as it provides a clearer picture on the Company’s cash requirement.

Working Capital including Long-term Debt (in thousands of Canadian dollars)	December 31, 2012	December 31, 2011
Cash	22,969	5,553
Accounts receivable	15,524	19,742
Prepaid expenses, deposits and other	926	552
Accounts payable and accrued liabilities	(8,600)	(14,673)
Accounts receivable – discontinued operations	1,463	5,432
Prepaid expenses, deposits and other – discontinued operations	130	318
Accounts payable and accrued liabilities – discontinued operations	(5,810)	(9,566)
Working capital	26,602	7,358
Long-term debt	-	(138,820)
Working capital including long-term debt	26,602	(131,462)

Annual General and Special Meeting of Shareholders

The 2013 Annual General and Special Meeting of Shareholders of Equal Energy Ltd., will be held in the Strand/Tivoli Room at the Metropolitan Centre, 333 - 4th Avenue S.W., Calgary, Alberta at 10:00 a.m. (Calgary Time) on Monday, May 13, 2013.

Equal Energy Ltd.’s 10K, complete consolidated financial statements, accompanying notes and Management’s Discussion and Analysis for the year ended December 31, 2012 will be available on Equal’s website at www.equalenergy.ca, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov/edgar.shtml.

Contacts

Scott Smalling
Vice President and CFO
(405) 242-6020 or (405) 308-6452

Dell Chapman
SVP Finance
(403) 538-3580 or (877) 263-0262

Don Klapko
President & CEO
(403) 536-8373 or (877) 263-0262

About Equal Energy Ltd.
Equal is an exploration and production oil and gas company.  Equal’s shares and convertible debentures are listed on the Toronto Stock Exchange under the symbols (EQU, EQU.DB.B) and Equal's shares are listed on the New York Stock Exchange under the symbol (EQU). The oil and gas properties are located in Oklahoma. Equal has compiled a multi-year drilling inventory for its Hunton liquids rich natural gas property in Oklahoma.

Forward-Looking Statements
Certain information in this press release constitutes forward-looking statements under applicable securities law including the timing or uncertainty or amount of payment of future dividends, the amount of the 2013 budgeted cash flow, the reduction of net debt to cash flow, timing of relocation of the head office, the amount of interest and G&A savings, the hiring of additional management positions, the future performance of wells drilled, of plans to drill up to 10 wells in 2013, the timing and number of new board members added and the future outcome of actions taken. Any statements that are contained in this press release that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements are often identified by terms such as "may," "should," "anticipate," "expects," "seeks" and similar expressions.

Forward-looking statements necessarily involve known and unknown risks, such as risks associated with closing the Royalties sale, repayment of the bank credit facility, the future amount of the bank credit facility, oil and gas production; marketing and transportation; loss of markets; volatility of commodity prices; currency and interest rate fluctuations; imprecision of reserve estimates; environmental risks; competition; incorrect assessment of the value of acquisitions; failure to realize the anticipated benefits of dispositions; inability to access sufficient capital from internal and external sources; changes in legislation, including but not limited to income tax, environmental laws and regulatory matters. Readers are cautioned that the foregoing list of factors is not exhaustive.

Readers are cautioned not to place undue reliance on forward-looking statements as there can be no assurance that the plans, intentions or expectations upon which they are placed will occur. Such information, although considered reasonable by management at the time of preparation, may prove to be incorrect and actual results may differ materially from those anticipated forward-looking statements contained in this press release are expressly qualified by this cautionary statement.

Additional information on these and other factors that could affect Equal's operations or financial results are included in Equal's reports on file with Canadian and U.S. securities regulatory authorities and may be accessed through the SEDAR website (www.sedar.com), the SEC's website (www.sec.gov, Equal's website www.equalenergy.ca) or by contacting Equal. Furthermore, the forward looking statements contained in this news release are made as of the date of this news release, and Equal does not undertake any obligation to update publicly or to revise any of the included forward-looking statements, whether as a result of new information, future events or otherwise, except as expressly required by securities law.

Conversion: Natural gas volumes recorded in thousand cubic feet ("mcf") are converted to barrels of oil equivalent ("boe") using the ratio of six (6) mcf to one (1) barrel of oil ("bbl"). Boe's may be misleading, particularly if used in isolation. A boe conversion ratio of 6 mcf: 1bbl is based on an energy equivalent conversion method primarily applicable at the burner tip and does not represent a value equivalent at the wellhead. All dollar values are in Canadian dollars unless otherwise stated.